Exhibit 99.1

PepsiCo’s Michael D. White Named Vice Chairman
and Appointed to Board of Directors

PURCHASE, NY, March 21, 2006 – PepsiCo announced today it has promoted
Michael D. White, 54-years-old and a 16-year veteran of the nearly $33 billion convenient food and beverage company, to the position of Vice Chairman of the corporation, and named him to its Board of Directors. Both appointments are effective immediately.

As PepsiCo Vice Chairman, White, who has been Chairman and CEO of the PepsiCo International (PI) division since 2003, will continue his role leading all operations outside of North America.

“This well deserved and hard-earned move recognizes the significant contributions that Mike has made to PepsiCo throughout his career, as most recently evidenced by the phenomenal growth he has led since assuming leadership of our businesses outside North America,” said Steve Reinemund, Chairman & CEO. “His advancement also acknowledges the increasing importance of our international operations to PepsiCo’s continued expansion and success.”

Today’s announcement follows a regularly scheduled meeting of PepsiCo’s Board of Directors on March 17, where both actions were approved. Adding White to PepsiCo’s board increases the group to 15 members: 12 independent directors and 3 inside directors – Steve Reinemund, Indra Nooyi, PepsiCo President & CFO, and Mike White. Reinemund joined PepsiCo’s board in 1996 and Nooyi was elected in 2001.

Prior to heading PepsiCo International, White led PepsiCo’s snacks businesses in Europe, the Middle East and Africa. Previous assignments also include serving as Chief Financial Officer for the corporation. White joined PepsiCo in 1990 as Vice President of Planning at Frito-Lay North America.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $32 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker Foods. Its portfolio includes 17 brands that each generates $1 billion or more in annual retail sales.

# # #